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Exhibit 2.n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Pre-effective Amendment No. 2 to this Registration Statement on Form N-2 of our report dated May 31, 2007 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Gladstone Investment Corporation, which appears in such Pre-effective Amendment No. 2 to the Registration Statement. We also consent to the reference to us under headings "Experts" in such Pre-effective Amendment No. 2 to the Registration Statement.

PricewaterhouseCoopers LLP
McLean, Virginia
September 25, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM